Exhibit 4.2

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult with your investment dealer, broker, lawyer or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. If you have questions, you may contact Mr. Kevin Barnes, Treasurer & Corporate Controller, by telephone (416) 368-9411, or by email to kb@poet-technologies.com.

NOTICE OF MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

FOR THE

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

AUGUST 26, 2020

DATED AS OF JULY 21, 2020

The board of directors of POET Technologies, is unanimously recommending that holders of common shares of POET Technologies, Inc. vote FOR (a) the election of directors of POET Technologies Inc. for the coming year, (b) to pass an ordinary resolution approving the amendments to the Company’s Stock Option Plan and (c) the appoitment of Marcum LLP as the Company’s auditors and authorizing the directors to fix their remuneration.

MESSAGE TO SHAREHOLDERS

POET Technologies Inc. (the “Company” or “POET”) is pleased to invite you to join us at our Annual and Special Meeting (the “Meeting”) of holders of common shares (the “Shares”) of the Company (the “Shareholders”). To ensure the safety of the Company’s employees and Shareholders during the COVID-19 pandemic, the Meeting will be held via a virtual on-line platform at 1:00 p.m. (EDT) on August 26, 2020.

Out of an abundance of caution and to proactively deal with the impact of the COVID-19 pandemic, and to mitigate risks to the health and safety of our communities, Shareholders, employees and other stakeholders, we will hold our Meeting in a virtual only format. Due to the extenuating circumstances around this year’s Meeting, we strongly urge all Shareholders to vote online ahead of the Meeting.

The accompanying management information circular (the “Circular”) contains important information about voting on the business to be transacted at the Meeting.

Registered Shareholders as of the record date of July 17, 2020 can exercise their right to vote on the business before the Meeting by either attending online in person or by completing and submitting a proxy. Instructions on how to vote by proxy are included in the accompanying Circular. To ensure that your vote is recorded, please return the enclosed form of proxy in the envelope provided, properly completed and duly signed, to the Company’s transfer agent and registrar, TSX Trust Company, prior to 1:00 p.m. (EDT) on August 24, 2020 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the adjournment or postponement.

Non-Registered Shareholders, including those who hold Shares in the name of a bank, trust company, securities dealer or broker, or other intermediary, will receive a voting instruction form that contains voting instructions. The voting instruction form includes detailed instructions on how to complete the form, where to return it and the deadline for returning it, which may be earlier than the deadline for Registered Shareholders. It is important that you read and follow the instructions on the voting instruction form in order to have your vote count. If you are unsure about anything in such voting instructions, contact your bank, trust company, securities dealer or broker, or other intermediary through which you hold your Shares.

If you have questions or need assistance with the completion and delivery of your proxy, you may contact the TSX Trust Company at 1-866-600-5869.

I look forward to your attendance at the Meeting.

Sincerely,

/s/

Suresh Venkatesan, PhD

Chief Executive Officer

POET TECHNOLOGIES INC.

120 Eglinton Avenue East, Suite 1107, Toronto, ON M4P 1E2

Telephone: 416-368-9411

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual and Special Meeting (the “Meeting”) of holders of common shares (the “Shares”) of the Company (the “Shareholders”) will be held virtually at 1:00 p.m. (EDT) on August 26, 2020 for the following purposes:

1.	to receive the audited consolidated financial statements of the Company for the financial year ended December 31, 2019 together with the auditor’s report thereon as well as the unaudited condensed consolidated financial statements for the three and six months ended June 30, 2020;

2.	to pass an ordinary resolution approving the amendments to the Company’s Stock Option Plan and approving the 2020 Plan as amended with Insiders of the Company abstaining from voting, as set out in the Circular;

3.	to elect the directors of the Company for the coming year;

4.	to appoint Marcum LLP as the auditors of the Company and to authorize the directors to fix their remuneration; and

5.	to transact such further or other business as may properly come before the Meeting or any adjournments thereof.

The accompanying Circular provides important and detailed information relating to the matters to be dealt with at the Meeting and forms part of this notice. Shareholders are encouraged to express their vote in advance by completing the form of proxy or voting instruction form provided to them.

Registered Shareholders as of the record date of July 17, 2020 may exercise their right to vote by completing and submitting the form of proxy provided to you. To be effective, the proxy must be received by the Company’s transfer agent and registrar, TSX Trust Company (“TSX Trust”), prior to 1:00 p.m (EDT) on August 24, 2020 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the adjournment or postponement. Registered Shareholders may also vote their Shares by attending the virtual Meeting. Detailed instructions on how to complete and return proxies are provided in the accompanying Circular.

Non-registered Shareholders, including those who hold Shares in the name of a bank, trust company, securities dealer or broker, or other intermediary, should receive a voting instruction form that contains voting instructions. The voting instruction form includes detailed instructions on how to complete the form, where to return it and the deadline for returning it, which may be earlier than the deadline for Registered Shareholders. If you are unsure about anything in such voting instructions, contact your intermediary through which you hold your Shares. Shareholders may also vote their Shares online using the procedures described in the form of proxy or voting instruction form, as applicable.

It is important that you read and follow the instructions on how to vote by proxy included in the accompanying Circular or the instructions on your voting instruction form (the “VIF”) in order to have your vote count. The voting rights attached to the Shares represented by proxy will be voted in accordance with the instructions indicated thereon. If no instructions are given, the voting rights attached to such Shares will be voted FOR: (a) the election of directors of the Company for the coming year, (b) the increase in the number of stock options available for grant under the Company stock option plan and (c) the appointment of Marcum LLP as the Company’s auditors and authorizing the directors to fix their remuneration. For additional inquiries, you may contact the Company at 416-368-9411.

Dated this 21st day of July 2020.

By Order of the Board of Directors

/s/

Thomas R. Mika
Secretary

TABLE OF CONTENTS

MESSAGE TO SHAREHOLDERS		2

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS		3

INFORMATION CIRCULAR		5

VIRTUAL MEETING		5

FORWARD-LOOKING INFORMATION		6

PROXY MATTERS		7

MATTERS TO BE ACTED UPON AT THE MEETING		11

1.	PRESENTATION OF THE COMPANY’S FINANCIALS AND REPORT OF THE AUDITORS	11

2.	ELECTION OF DIRECTORS	11

3.	APPOINTMENT OF AUDITORS AND AUTHORIZATION TO FIX COMPENSATION	14

4.	APPROVAL OF STOCK OPTION PLAN	14

ADDITIONAL INFORMATION		15

EXECUTIVE COMPENSATION		16

CORPORATE GOVERNANCE DISCLOSURE.		25

APPENDIX “A” – AUDIT COMMITTEE CHARTER		30

POET TECHNOLOGIES INC.

120 Eglinton Avenue East, Suite 1107, Toronto, ON M4P 1E2

Telephone: 416-368-9411

MANAGEMENT INFORMATION CIRCULAR

(As at July 21, 2020 except as indicated)

The Company is providing this management information circular (the “Circular”) in connection with the solicitation of proxies by the management (“Management”) of the Company for use at the annual and special meeting (the “Meeting”) of the Shareholders of the Company to be held virtually at 1:00 p.m. (EDT) on August 26, 2020 and for the purposes set forth in the Notice of Annual and Special Meeting. It is expected that the solicitation of proxies will be primarily by “Notice and Access” to electronic materials available on the Internet or by mail; however, proxies may also be solicited by directors, officers and certain employees of the Company, without receiving special compensation, by telephone, facsimile or by other personal contact. The cost of solicitation of proxies by Management will be borne by the Company.

The Company may pay the reasonable costs incurred by persons who are Shareholders but not the beneficial owners of common shares of the Company (“Shares”) (such as brokers, dealers and other registrants under applicable securities law and nominees and custodians) in sending or delivering copies of the Notice of Annual and Special Meeting, the Circular, the form of proxy (the “Proxy”) and/or the voting instruction form (the “VIF”) to the beneficial owners. However, any such payments must be pre-approved by the Company. The Company will furnish to such persons, upon request to the Secretary of the Company, and without additional cost, additional copies of the Notice of Annual and Special Meeting, the Circular, and the Proxy and/or the VIF.

Virtual Meeting

The Meeting will be conducted via live audio webcast online at https://web.lumiagm.com/280759894. Shareholders will have an equal opportunity to attend, ask questions and vote at the Meeting online regardless of their geographic location. Inside this document, you will find important information and instructions about how to participate at the Meeting online.

Attending and Voting Virtually at the Meeting

Registered Shareholders and duly appointed and registered proxyholders may attend the Meeting online using an Internet connected device such as a laptop, computer, tablet or mobile phone, and the meeting platform will be supported across browsers and devices that are running the most updated version of the applicable software plugins. Shareholders and duly appointed proxyholders attending the Meeting online must remain connected to the Internet at all times during the Meeting in order to vote when balloting commences. It is the Shareholder’s and duly appointed proxyholder’s responsibility to ensure that they remain connected for the duration of the Meeting. Registered Shareholders and duly appointed proxyholders wishing to attend the Meeting online should allow ample time to check in. Online check-in will begin at 12:00 p.m., one hour prior to the commencement of the Meeting on August 26, 2020, at 1:00 p.m. (EDT).

Below are some frequently asked questions regarding the virtual format for the Meeting.

How can I participate and vote in the annual and special meeting?

1. Log in at https://web.lumiagm.com/280759894 at least 15 minutes before the meeting starts

2. Click on “I have a control number”

3. Enter your 12-digit control number found on your proxy form

4. Enter the password: poet2020

5. Vote when the Chair opens the electronic ballot

We encourage you to submit your vote in advance by going to www.voteproxyonline.com and enter your 12-digit control number on your proxy, by facsimile to 416-595-9593, or by mail to TSX Trust Company 301-100 Adelaide Street West, Toronto, ON M5H 4H1.

Duly appointed proxy holders must register with TSX Trust in advance of the Annual and Special Meeting of Shareholder by completing the “Request for Control Number” form which can be found at http://tsxtrust.com/resource/en/75 and emailing it to TSX Trust at tsxtrustproxyvoting@tmx.com. TSX Trust will then provide the proxyholder with a Control Number by email. Such Control Number serves to allow the appointed proxy holder to login.

When can I join the annual and special meeting online?

Online check-in will begin at 12:00 p.m. We recommend that Shareholders log into the meeting platform 15 to 20 minutes prior to the start of the meeting. The meeting will begin promptly at 1:00 p.m. (EDT) on August 26, 2020.

How can I ask questions?

While logged in for the meeting you will be able to submit questions online by clicking on the Submit Questions button. Management will make an effort to address as many questions as possible.

What if I misplaced my 12 - digit control number?

Please contact TSX Trust Company at TMXEInvestorServices.@tmx.com by 1:00 p.m. (EDT) on August 25, 2020 to get your control number. If you are unable to contact TSX Trust Company we have made arrangements to provide a live audio webcast of the Meeting. We will post details on how you may hear the webcast on our website at www.tmx.com and in a media release before the Meeting. You will not be able to vote your shares or submit your questions during the Meeting.

FORWARD-LOOKING INFORMATION

This Circular contains forward-looking statements and information within the meaning of U.S. and Canadian securities laws. Forward-looking statements and information can generally be identified by the use of forward-looking terminology or words, such as, “continues”, “with a view to”, “is designed to”, “pending”, “predict”, “potential”, “plans”, “expects”, “anticipates”, “believes”, “intends”, “estimates”, “projects”, and similar expressions or variations thereon, or statements that events, conditions or results “can”, “might”, “will”, “shall”, “may”, “must”, “would”, “could”, or “should” occur or be achieved and similar expressions in connection with any discussion, expectation, or projection of future operating or financial performance, events or trends. Forward-looking statements and information are based on Management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results, performance and achievements may differ materially from those expressed in, or implied by, the forward-looking statements and information in this Circular as a result of various risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of the Company, including without limitation:

●	we have a history of large operating losses;
●	we intend to form a joint venture in China valued at US$50M;
●	we expect to sign definitive agreements related to the joint venture;
●	our expectations for the potential revenues of the joint venture;
●	our possible need for additional financing, which may not be available on acceptable terms or at all;
●	our need to generate cash to service our debt obligations;
●	the possibility that we will not be able to compete in the highly competitive photonics market;
●	the dependence of our strategy and operations on the success of the optical interposer platform;
●	the risk that our objectives will not be met within the timelines we expect or at all;
●	the expectations and risks related to our research and development acivities;
●	the risks associated with the performance of our sub-contractors;
●	the risks associated with successfully protecting patents and trademarks and other intellectual property;
●	the need to control costs and the possibility of unanticipated expenses;
●	the risk that the price of our common stock will be volatile;
●	the risk that Shareholders’ interests will be diluted through future stock offerings, option and warrant exercises; and
●	other risks and uncertainties described in our public filings or in “Key Business Risks and Uncertainties” herein.

For all of the reasons set forth above, investors should not place undue reliance on forward-looking statements. Other than any obligation to disclose material information under applicable securities laws or otherwise as maybe required by law, we undertake no obligation to revise or update any forward-looking statements after the date hereof.

PROXY MATTERS

MAILING OF PROXY AND OTHER MATERIALS

NOTICE AND ACCESS

In accordance with the Notice and Access rules adopted by the Ontario Securities Commission under National Instrument 54-101 – Communications with Beneficial Owners of Securities of a Reporting Issuer, the Company is sending its proxy-related materials (the “Proxy Materials”) to Shareholders using the Notice and Access method. Therefore, although Shareholders will still receive the Proxy and/or VIF in paper copy, the additional Proxy Materials, including this Circular, the notice of meeting which appears before this Circular (the “Notice of Meeting”), and the annual audited consolidated financial statements and related management discussion & analysis for the year ended December 31, 2019) will not be physically delivered. Instead, Shareholders may access or download the Proxy Materials from the Company’s registrar and transfer agent’s website http://docs.tsxtrust.com/2042 or may also access them from SEDAR at www.sedar.com under the Company’s issuer profile. The Company believes that this delivery method will expedite the receipt of the Proxy Materials by Shareholders, reduce its printing and mailing expenses and reduce the environmental impact of disposing of the Proxy Materials after they are no longer useful.

Registered holders or beneficial owners may request paper copies of the Notice and Circular booklet be sent to them by postal delivery at no cost to them. Requests may be made up to one year from the date the Proxy Materials are posted on the Company’s website. In order to receive a paper copy of the Proxy Materials or if you have questions concerning Notice and Access, please contact the Secretary of the Company, by telephone at 416-368-9411 or by e-mail at agm@poet-technologies.com or call TSX Trust at 1-866-600-5869.

The purpose of the Proxy and/or VIF which were mailed to Shareholders is to designate persons who will vote the Proxy on a Shareholder’s behalf in accordance with the instructions given by the Shareholder in the said form.

VOTING PROCESS – REGISTERED SHAREHOLDERS

Appointment of Proxies

The persons named in the Proxy are officers and/or directors of the Company (the “Management Proxyholders”). A registered Shareholder (a “Registered Shareholder”) can appoint a person other than the Management Proxyholders, who need not be a Shareholder, to represent him or her at the Meeting by inserting such person’s name in the blank space provided in the Proxy or by completing another form of proxy.

A Registered Shareholder appointing a proxyholder may indicate the manner in which the appointed proxyholder can vote with respect to any specific item by checking the space opposite the item on the Proxy. If the Shareholder giving the Proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item should be left blank. The Shares represented by the Proxy submitted by a Shareholder will be voted or withheld from voting in accordance with the directions, if any, given in the Proxy.

If a Shareholder does not specify a choice and the Shareholder has appointed one of the Management Proxyholders as proxyholder, the Management Proxyholders will vote in favour of the matters specified in the Notice of Meeting and in favour of all other matters proposed by Management at the Meeting.

Voting Shares by Proxy

Registered Shareholders at the close of business on July 17, 2020 may vote their proxies as follows:

Internet voting: Go to the website indicated on the Proxy (http://www.voteproxyonline.com) and follow the instructions on the screen. To appoint a proxyholder, other than Management Proxyholders, to represent you at the Meeting, inserting such person’s name in the blank space provided on the online Proxy. Then complete your voting instructions and submit the form. The time and date submitted will automatically be recorded.

Voting by mail or fax: Complete the Proxy in a legible manner. To appoint a proxyholder, other than the Management Proxyholders, to represent you at the Meeting, insert such person’s name in the blank space provided in the Proxy. Complete your voting instructions by checking the appropriate boxes on the Proxy, date and sign the form. You may either send the completed Proxy to TSX Trust by mail or by fax. Do not send by both methods. The address is Suite 301, 100 Adelaide Street West, Toronto, Ontario M5H 4H1 and the fax number is 416-595-9593.

Deadline for Receipt of Proxies

The deadline for receiving duly completed and executed forms of proxy or submitting a proxy by fax or over the Internet is 1:00 p.m. (EDT) on August 24, 2020, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned or postponed Meeting. A Registered Shareholder attending the Meeting has the right to vote in person, but he or she must, before the start of the Meeting, register with the scrutineer of the Meeting. The scrutineer will be available online when registration opens at 12:00 p.m. on the day of the Meeting. If he/she had previously submitted a Proxy, he/she must specifically request that his proxy be nullified with respect to the matters and any subsequent matters thereafter to be voted upon at the Meeting or any adjournment or postponement thereof, thereby permitting him or her to vote in person. Notwithstanding the foregoing, the Chair of the Meeting has the sole discretion to accept proxies received after such deadline but is under no obligation to do so.

Revocation of Proxies

A Proxy submitted pursuant to this solicitation may be revoked in any manner permitted by law and by written notice, signed by the Shareholder or by the shareholder’s attorney authorized in writing (or, if the Shareholder is a corporation, by a duly authorized officer or attorney), and deposited with TSX Trust, Suite 301, 100 Adelaide Street West, Toronto, Ontario M5H 4H1, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment or postponement thereof, at which the Proxy is to be used.

A Proxy submitted pursuant to this solicitation may also be revoked prior to the commencement of voting by attending the Meeting in person and registering with the scrutineer as a Registered Shareholder personally present and requesting to nullify his proxy to allow him to vote in person.

A revocation of Proxy does not affect any matter on which a vote has been taken before the revocation.

Exercise of Discretion by Proxies

The persons named in the enclosed Proxy will vote the Shares in respect of which they are appointed in accordance with the direction of the Shareholders appointing them. In the absence of such direction, the relevant Shares will be voted in favour of the passing of all the resolutions described below.

The enclosed Proxy confers discretionary authority on the persons named in the Proxy with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Circular, Management knows of no such amendments, variations or other matters to come before the Meeting. However, if amendments or variations to any other matters which are not now known to Management should properly come before the Meeting, the Proxy will be voted on such matters in accordance with the best judgment of the named proxyholder.

VOTING PROCESS – NON-REGISTERED SHAREHOLDERS

Only Registered Shareholders of the Company or the persons they appoint as their proxyholders are permitted to vote at the Meeting. Many Shareholders of the Company are referred to as “non-registered” Shareholders (“Non-Registered Shareholders”) because the Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Shares. Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Non-Registered Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting Shares for their clients. Therefore, Non-Registered Shareholders should ensure that instructions respecting the voting of their Shares are communicated to the appropriate person or that the Shares are duly registered in their name.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Non-Registered Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own forms and voting instructions to clients, which should be carefully followed by Non-Registered Shareholders in order to ensure that their Shares are voted at the Meeting. Shares beneficially owned by a Non-Registered Shareholder are registered either:

i)	in the name of an intermediary (“Intermediary”) that the Non-Registered Shareholder deals with in respect of the Shares of the Company (Intermediaries include, amongst others, banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or

ii)	in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. in Canada or The Depository Trust & Clearing Corporation in the United States) of which the Intermediary is a participant. Unless you have previously informed your Intermediary/broker that you do not wish to receive material relating to the Meeting, you should have received a Proxy or a VIF. In either case you have the right to exercise voting rights attached to the Company’s Shares beneficially owned by you, including the right to attend and vote the Shares directly at the Meeting, assuming that you follow the instructions contained in the said Proxy or VIF.

The documents that you receive and from whom you receive them will vary depending upon whether you are a “non-objecting beneficial owner” (“NOBO”) residing in Canada, which means you have provided instructions to your Intermediary that you do not object to the disclosure of the beneficial ownership information about you to the Company, or an “objecting beneficial owner” (“OBO”) residing in Canada, which means that you have objected to the disclosure of such beneficial ownership information about you to the Company, or a non-registered shareholder residing outside of Canada (the “Other Non-Registered Shareholders”).

NOBO Shareholders

TSX Trust is handling the mailing to NOBO’s in addition to mailing to the Registered Shareholders. All NOBO Shareholders of the Company will receive a VIF from TSX Trust.

If you are a NOBO Shareholder of the Company, and TSX Trust has sent a VIF directly to you, your name and address and information about your holdings of Shares of the Company have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding Shares on your behalf. By choosing to send the VIF to you directly, the Company has assumed responsibility for (i) delivering the VIF to you, and (ii) executing your proper voting instructions.

Therefore, a NOBO Shareholder of the Company can vote the Shares represented by his or her VIF in a similar manner as Registered Shareholders. The process to vote a VIF or to appoint a proxyholder are the same as that described under “Voting Process – Registered Shareholders”, except that:

●	the form received by the Shareholder is a VIF instead of a Proxy; and
●	a NOBO Shareholder cannot attend the Meeting to vote unless, at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting, the NOBO Shareholder appoints himself or herself as a proxyholder according to the instructions provided on the VIF and registers with the scrutineer upon arriving at the Meeting.

OBO Shareholders

In accordance with applicable securities law requirements, the Company will, upon request, distribute copies of the Proxy Materials to the clearing agencies and Intermediaries for distribution to OBO Shareholders and to the Other Non-Registered Shareholders. Intermediaries are required to forward the Proxy Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Proxy Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Proxy Materials will either:

i)	be given a VIF which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. Typically, this VIF will consist of a one-page pre-printed form; or

ii)	be given a Proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneficially owned by the OBO Shareholder, but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the Proxy, the signature of the OBO Shareholder is not required when submitting the Proxy.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Shares of the Company that they beneficially own. Since only Registered Shareholders and their proxyholders may attend and vote at the Meeting, if a Non-Registered Shareholder attends the Meeting, the Company will have no record of the Non-Registered Shareholder’s shareholding or of his/her or its entitlement to vote unless the Non-Registered Shareholder’s nominee has appointed the Non-Registered Shareholder as proxyholder. Therefore, a Non-Registered Shareholder who receives one of the above forms and wishes to vote at the Meeting (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should insert the Non-Registered Shareholder’s name or such other person’s name in the blank space provided, and depending on the design of the VIF, may need to strike out the names of the Management Proxyholders listed therein. The voting instructions given to the Non-Registered Shareholder may provide for voting by telephone, on the Internet, by mail or by fax. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the Proxy or VIF is to be delivered.

A Non-Registered Shareholder who has submitted a Proxy may revoke it by contacting the Intermediary through which the Non-Registered Shareholder’s Shares are held and by following the instructions of the Intermediary respecting the revocation of Proxies. This procedure should be initiated sufficiently in advance of the Meeting to ensure there is sufficient time to implement your instructions.

In all cases it is important that the Proxy or VIF be received by the Intermediary or its agent sufficiently in advance of the deadline set forth in the Notice of Meeting to enable the Intermediary or its agent to provide voting instructions on your behalf before the deadline.

Failing to follow the proper voting instructions described in the VIF may invalidate your vote and/or not allow you attend and vote at the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue unlimited Shares without par value, of which 292,622,459 shares are issued and outstanding as of July 21, 2020. The Company has fixed the close of business on July 17, 2020 as the record date (the “Record Date”) for the purpose of determining Shareholders entitled to receive notice of and vote at the Meeting. In accordance with the provisions of the Business Corporations Act (Ontario), the Company has prepared a list of Shareholders on the Record Date. Each Shareholder is entitled to one vote for each Share held in respect to each matter to be voted at the Meeting. Only Shareholders of record on the Record Date are entitled to vote at the Meeting.

To the knowledge of the directors and officers of the Company, no person beneficially owns, directly or indirectly, or controls or directs Shares carrying 10% or more of the voting rights attached to all Shares of the Company.

INDEBTEDNESS TO COMPANY OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

As at the date hereof, there is no indebtedness of any current or former director, executive officer or employee of the Company or any subsidiaries which is owing to the Company or any of its subsidiaries or to another entity which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, entered into in connection with a purchase of securities or otherwise.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no person who has been a director or executive officer of the Company at any time since the beginning of the Company’s last financial year, no proposed nominee of Management of the Company for election as a director of the Company and no associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting other than the election of directors.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person or proposed director of the Company and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Company or any of its subsidiaries, except for stock option grants and the Company’s Convertible Debentures.

MATTERS TO BE ACTED UPON AT THE MEETING

1.	PRESENTATION OF THE COMPANY’S FINANCIALS AND REPORT OF THE AUDITORS

The audited consolidated financial statements of the Company for the financial year ended December 31, 2019 together with the auditor’s report thereon as well as the unaudited condensed consolidated financial statements for the three and six months ended June 30, 2020 shall be presented at the Meeting.

2.	ELECTION OF DIRECTORS

The directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed. In the absence of instructions to the contrary, the enclosed Proxy will be voted for the nominees herein listed.

The Company is required to have an audit committee. Members of the audit committee and other committees of the Board of Directors of the Company (the “Board”) are as set out in the table below.

The number of directors of the Company to be elected at the Meeting is seven. Management of the Company proposes to nominate each of the following persons for election as a director. Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Jurisdiction of Residence and Position	Principal Occupation or employment and, if not a previously elected Director, occupation during the past 5 years	Date First Elected or Appointed as a Director	Number of Common Shares beneficially owned, directly or indirectly, or controlled or directed (6)
David E. Lazovsky (2) Los Gatos, CA, USA	President and Chief Executive Officer of Inorganic Intelligence	April 8, 2015	181,000
Jean-Louis Malinge Paris, France	Partner with ARCH Venture Partners	September 5, 2017	Nil
Chris Tsiofas (1) (2) Toronto, ON, Canada	Partner with Chartered Accountancy firm of Myers Tsiofas Norheim LLP since 1994.	August 21, 2012	25,000 (4)
Suresh Venkatesan Los Gatos, CA, U.S.A.	CEO of the Company since June 11, 2015, Executive Chairman of the Board since November 6, 2019.	June 12, 2015	115,000
Mohandas Warrior (1) Palo Alto, CA, U.S.A.	Angel Investor	June 12, 2015	Nil
Don Listwin (2) Woodside, CA, U.S.A.	CEO of ISchmaView, Inc.	January 19, 2018	632,250 (5)
Peter Dominic Charbonneau (1) (3) Ottawa, ON, Canada	Independent Director	March 27, 2018	Nil

NOTES:

(1)	Current Member of the Audit Committee.
(2)	Current Member of Compensation Committee.
(3)	Current Member of Corporate Governance and Nominating Committee.
(4)	Mr. Tsiofas beneficially owned 25,000 common shares under RRSP.
(5)	These shares are held by The Donald J. Listwin Trust.
(6)	Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at July 21, 2020, based upon information filed on SEDI by the individual directors or furnished to the Company by them. Unless otherwise indicated, such shares are held directly.

The following briefly describes the qualification and experience of the nominees to the Board:

David E. Lazovsky – Mr. David Lazovsky is the founder and CEO of Inorganic Intelligence, Inc., an optical neural network systems company. Previously, he was a Venture Partner at Khosla Ventures. Prior to Khosla, he was the founder of Intermolecular, Inc. (NASDAQ: IMI), serving as the company’s President and Chief Executive Officer and as a member of the Board of Directors from September 2004 to October 2014. Mr. Lazovsky has an in-depth knowledge of the semiconductor industry, technology and markets. Prior to founding Intermolecular, Mr. Lazovsky held several senior management positions at Applied Materials Inc. (NASDAQ: AMAT). From 1996 through July 2004, he held management positions in the Metal Deposition and Thin Films Product Business Group where he was responsible for managing more than $1 billion in Applied Materials’ semiconductor manufacturing equipment business. Mr. Lazovsky served as Executive Chairman of the Board of POET from 2016 to 2019. Mr. Lazovsky holds a B.S. in mechanical engineering from Ohio University and, as of March 31, 2014, held 41 pending or issued U.S. patents.

Jean-Louis Malinge - Mr. Jean-Louis Malinge serves as partner with ARCH Venture Partners, an early-stage venture capital firm with nearly $2 billion under management. Additionally, he serves a managing director for YADAIS, a leading consulting firm in the photonics and telecommunications industries, and is a board member of Aeponyx, EGIDE SA, CAILabs. EGIDE SA is a public French company which designs, manufactures and sells hermetic packages for the protection and interconnection of several types of electronic and photonic chips. CAIlabs is a venture-backed French innovative start-up founded in 2013 which has developed a unique spatial multiplexing platform. Aeponyx is a venture-backed Canadian start-up which has developed a platform combining Silicon Nitride waveguides with planar MEMS for photonics components. From 2004 to 2013 Mr. Malinge was President and CEO of Kotura, a Silicon Photonics pioneer which was acquired in 2013 by Mellanox Technologies. Prior to Kotura, Mr. Malinge was an executive with Corning Inc for 15 years. He holds an Executive M.B.A. from MIT Sloan School in Boston, Massachusetts, and an engineering degree from the Institut National des Sciences Appliquées in Rennes, France.

Chris Tsiofas – Mr. Chris Tsiofas, CA, CPA, earned a Bachelor’s of Commerce Degree from the University of Toronto and is a member of the Chartered Professional Accountants of Canada and the Canadian Tax Foundation. He has been on the Board since August of 2012. He is the president of MTN Chartered Professional Accountant Professional Corporation, a public accountancy firm.

Dr. Suresh Venkatesan – Prior to joining POET in 2015 as CEO, Dr. Venkatesan was the Senior Vice President, Technology Development at GLOBALFOUNDRIES and was responsible for the Company’s Technology Research and Development. He joined GLOBALFOUNDRIES in 2009, where he led the development and ramp of the 28nm node and was instrumental in the technology transfer and qualification of 14nm. In addition, he was responsible for the qualification and ramp up of multiple mainstream value added technology nodes. Dr. Venkatesan is an industry veteran with over 22 years of experience in semiconductor technology development. Prior to joining GLOBALFOUNDRIES, he held various leadership positions with Freescale Semiconductor in Austin, Texas. He holds over 25 US patents, and has co-authored over 50 technical papers. He earned a Bachelor of Technology degree in Electrical Engineering from the Indian Institute of Technology and a Master of Science and PhD degrees in Electrical Engineering from Purdue University.

Mohandas Warrior – Mr. Mohan Warrior has been an Angel Investor for early stage technology companies since Jan 2017 and serves as an Adviser to many of them. Mr. Warrior was President and CEO of Alfalight Inc. from February 2004 to September 2016. Alfalight is a GaAs based high power diode laser manufacturing company with headquarters in Madison, Wisconsin serving military, telecom and industrial customers. Mr. Warrior established Alfalight as a leading provider of high-powered laser diode solutions in both commercial and defense segments. Alfalight was sold to Gooch and Housego in 2016. Prior to joining Alfalight, Mr. Warrior’s career included 15 years at Motorola Semiconductors (now Freescale) where he led the test and assembly operations, a group of 3,500 employees, in the US, Scotland and Korea. Mr Warrior earned his Bachelor’s degree in Chemical Engineering from Indian Institute of Technology, Delhi, a Master’s degree in Chemical Engineering from Syracuse University, New York and an MBA from the Kellogg School of Management at Northwestern University.

Don Listwin - Mr. Don Listwin is currently President & CEO RapidAI Inc., a diagnostic and decision support system for physicians treating stroke patients. Mr. Listwin has over 30 years of technology investing and management experience, highlighted by a decade at Cisco Systems, where he served as its executive vice president. During his tenure at Cisco, he built several multi-billion-dollar lines of business, including the company’s Service Provider line of business that underpins much of today’s global Internet infrastructure. More recently, Listwin served as chief executive officer of both Sana Security and Openwave Systems. In addition, Listwin founded and holds the role of chief executive officer of the Canary Foundation, a non-profit research organization focused on the early detection of cancer. He also serves as a director on the boards of AwareX, Calix, Robin Systems and Teradici. Previously, he also served on the boards or was an advisor to JDS Uniphase, PLUMgrid, Redback Networks, E-TEK Dynamics, the Cellular Telecommunications & Internet Association (CTIA) and the Business Development Bank of Canada (BDC).

Peter Dominic Charbonneau - Mr. Charbonneau was a general partner at Skypoint Capital Corporation for almost 15 years, where he was jointly responsible for the placement of $100 million of capital in early-stage telecommunications and data communication companies. Charbonneau currently serves on the board of directors of Teradici Corporation, a collaboration solutions company and the creator of PCoIP protocol technology and Cloud Access Software. He recently served on the board of Mitel Networks Corporation, a leading global provider of cloud and on-site business communications until November 2018 when it was sold to a private equity firm. He served as Lead Director, Chair of the Nominating and Governance Committee and Chair of the Audit Committee. He previously served as Chairman of the Board of Trustees for the CBC Pension Board and a director on the board of the Canadian Broadcasting Corporation as well as many technology and networking companies, including March Networks Corporation, TELUS Corporation, Breconridge Corporation and Dragonwave Incorporated.

No proposed director is to be elected under any arrangement or understanding between the proposed director and any other person or company, except the directors and executive officers of the company acting solely in such capacity.

To the knowledge of the Company, except as noted below, no proposed director:

(a)	is, as at the date of the Circular, or has been, within 10 years before the date of the Circular, a director, chief executive officer (“CEO”) or chief financial officer (“CFO”) of any company (including the Company) that:

(i)	was the subject, while the proposed director was acting in the capacity as director, CEO or CFO of such company, of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days; or

(ii)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, CEO or CFO but which resulted from an event that occurred while the proposed director was acting in the capacity as director, CEO or CFO of such company; or

(b)	is, as at the date of this Circular, or has been within 10 years before the date of the Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director;

(d)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e)	has been subject to any penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

The following directors of the Company hold directorships in other reporting issuers as set out below:

Name of Director	Name of Other Reporting Issuer
Don Listwin	Calix Inc. (NYSE: CALX)
Jean-Louis Malinge	EGIDE Group: (EURONEXT: GID)

If there are more nominees for election as directors than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled. If the number of nominees for election or appointment is equal to the number of vacancies to be filled, all such nominees will be declared elected or appointed by acclamation.

The Board has adopted a policy for majority voting for individual directors (the “Majority Voting Policy”). Under the Majority Voting Policy, the Proxy for any Shareholders meeting where directors are to be elected will enable each Shareholder to vote for, or withhold from voting on, each director nominee (the “Nominee” or collectively the “Nominees”) separately. If votes “for” the election of a Nominee are fewer than the number voted “withheld”, the Nominee is expected to submit his or her resignation promptly after the meeting of shareholders for the consideration of the Corporate Governance and Nomination Committee (the “CGN Committee”). The CGN Committee will make a recommendation to the Board after reviewing the matter, and the Board will then decide whether to accept or reject the resignation. The Board’s decision to accept or reject the resignation will be disclosed to Shareholders. The Nominee will not participate in any CGN Committee or Board deliberations as to whether to accept or reject the resignation. The Majority Voting Policy does not apply in circumstances involving contested director elections.

Board Recommendation: The Board unanimously recommends that holders of common shares of POET vote FOR the re-election of the nominees set out above.

Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted FOR the re-election of the nominees set out above.

3.	APPOINTMENT OF AUDITORS

Marcum LLP, Certified Public Accountants, of New Haven, Connecticut, are the auditors of the Company.

At the Meeting, Shareholders will be asked to re-appoint Marcum LLP as the auditors of the Company to hold office for the ensuing year at a remuneration to be fixed by the directors.

Board Recommendation: The Board unanimously recommends that holders of common shares of POET vote FOR the re-appointment of Marcum LLP as the Company’s auditors and authorizing the directors to fix their remuneration.

Unless otherwise instructed, the Proxies given pursuant to this solicitation will be voted for the re-appointment of Marcum LLP as the auditors of the Company to hold office for the ensuing year at a remuneration to be fixed by the directors.

4.	APPROVAL OF STOCK OPTION PLAN

Introduction

On June 21, 2018, Shareholders of the Company approved the 2018 Plan whereby the number of Shares (the “Fixed Number”) issuable under the Plan was increased to 57,611,360, representing 20% of the issued and outstanding shares of the Company.

On June 12, 2020, the directors resolved to increase the Fixed Number of shares reserved for issuance under the Company’s Stock Option Plan to such number equal to 20% of the issued and outstanding shares of the Company on the day prior to the Meeting, subject to Shareholder and the TSX Venture Exchange (the “TSXV”) approval (the “2020 Plan”). All other terms and conditions remain unchanged. As at July 21, 2020 there were 292,622,459 shares of the Company issued and outstanding. If approved by the Shareholders, the Fixed Number issuable under the Plan will be increased from 57,611,630 to a number equal to 20% of the issued and outstanding common shares of the Company at the close of business on August 25, 2020.

To be effective, the Company must obtain approval of a simple majority of the Shareholders at the Meeting, to the increase in the number of options, but excluding Insiders and their associates, (the “Disinterested Shareholders”) with respect to the adoption of the 2020 Plan. For the purposes hereof, an “Insider” is a director or senior of the Company, a director or senior officer of a company that is itself an Insider or subsidiary of the Company, or a person whose control, or direct or indirect beneficial ownership, or a combination thereof, over securities of the Company extends to securities carrying more than 10% of the voting rights attached to all the Company’s outstanding voting securities (an “Insider”).

Text of Resolution

Accordingly, at the Meeting, Shareholders will be asked to pass an ordinary resolution in the following form:

RESOLVED to:

(a) approve the amendment of the Company’s stock option plan pursuant to which the Board of Directors may, from time to time, grant stock options to directors, officers, employees and consultants of the Company and its subsidiaries (the “Plan”) as follows:

(i) to increase the number of common shares of the Company reserved for issuance under the Plan (the “Fixed Number”) from 57,611,360 to a number equal to 20% of the issued and outstanding common shares of the Company at the close of business on August 25, 2020; and

(b) (with all Interested Parties abstaining from voting) to approve the adoption of the 2020 Plan incorporating the aforesaid amendment providing for the grant of the increased number of options under the Plan and under all other previously established share compensation arrangements.

Recommendation of Directors

The Board recommends that the holders of Common Shares vote in favour of the amendments to the Plan and the adoption of the 2020 Plan. Unless otherwise instructed, the persons named in the accompanying Proxy (provided the same is duly executed in their favour and is duly deposited) intend to vote FOR the approval of the Stock Option Plan.

ADDITIONAL INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities commissions or similar regulatory authority of the Canadian provinces are specifically incorporated by reference into, and form an integral part of, this Circular: (i) the financial statements for the year ended December 31, 2019 (ii) the report of the auditors thereon, (iii) the related management’s discussion and analysis, (iv) the Form 20-F filed on EDGAR and, (v) any other documents referred to herein which are filed including:

a.	Code of Conduct;
b.	Disclosure Policy;
c.	Securities Trading Policy;
d.	CGNC Charter;
e.	Compensation Committee Charter;
f.	Fraud and Embezzlement Policy; and
g.	Whistleblower and Protected Disclosure Policy
h.	Audit Committee Charter (appended hereto as Appendix A)

Shareholders may contact the Company at Suite 1107, 120 Eglinton Avenue East, Toronto, Ontario M4P 1E2 to request copies of these documents or download them from the SEDAR website at www.sedar.com under the Company’s issuer profile. Additional information relating to the Company is also available on SEDAR or from the Company’s website at www.poet-technologies.com.

EXECUTIVE COMPENSATION

A)	Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide information about the Company’s executive compensation objectives and processes and to discuss compensation decisions relating to the Company’s senior officers in 2019.

Description and Explanation of Elements of Compensation Program

(i)	The objectives of the Company’s executive compensation program are:

●	to attract, retain and motivate quality executives;
●	to align the interests of executives with those of the Company’s Shareholders;
●	to provide total compensation to executives that is competitive with that paid by other companies of comparable size engaged in similar business in appropriate regions;
●	to evaluate executive performance on the basis of targets determined by the Board; and
●	to be cognizant of expense management in determination of compensation rewards.

(ii)	The executive compensation program has been designed to reward executives for:

●	the reinforcement of the Company’s business objectives and values; and
●	the attainment of key development and financial milestones dependent on the executive; and their individual performance and significant achievements.

(iii)	The executive compensation program consists of the following elements: base salary, variable pay compensation and stock option incentives.

(iv)	In addition to his or her fixed base salary, each officer may be eligible to receive variable pay compensation or bonus meant to motivate him or her to achieve short-term goals. Currently, the Company does not have in place established procedures for determining variable pay compensation. Stock options are a very important element of the variable pay compensation and do not require cash disbursement from the Company. Stock options are also generally awarded to officers and consultants at the time of hire and are used as a recruitment tool to attract highly qualified and experienced executives and consultants to the Company. Stock options are also granted at other times during the year. The Company currently operates at a loss, so the Company uses stock option grants as a means of managing its cash flow. As a result, the Board has to consider not only the financial situation of the Company at the time of the determination of the compensation, but also the estimated financial situation in the mid and long term. Also, the granting of stock options aligns officers’ rewards with an increase in Shareholder value over the long term. The use of stock options encourages and rewards performance by aligning an increase in each officer’s compensation with increases in the Company’s performance and in the value of the Shareholders’ investments.

(v)	Determination of the Amount of Each Compensation Program Element - In order to assist the Board in fulfilling its oversight responsibilities with respect to human resources matters, the Board established a compensation committee (the “Compensation Committee”). The Compensation Committee reviews and makes determinations with respect to senior officer compensation on a regular basis with any discretionary compensation used only for extraordinary projects or significant milestone results that advance the Company’s growth potential. When determining officer’s compensation, the Compensation Committee receives input from the Chairman of the Board, and the CEO of the Company. From time to time, the Compensation Committee engages professional compensation consultants to conduct a peer group review. In the recent past, Compensia Inc. has given guidance to the Compensation Committee with respect to appropriate comparative terms for its incentive stock option plan and a salary review of various positions relative to the peer group. The Compensation Committee utilizes the comparative reviews to assist in making appropriate recommendations.

Base Salary - The base salary for officers, is reviewed by the Compensation Committee of the Board, within a reasonable time prior to the expiry of the current employment or consulting agreement, with input and direction being provided by the Chairman of the Board, and the CEO of the Company. The base salary review takes into consideration the current competitive market conditions, experience, proven and/or expected performance, and the particular skills of the officer.

For more information on salaries paid to the executives, refer to the Summary Compensation Table.

Variable Pay Compensation – The Company has no current procedure to assess each officer’s role in adding to the Company’s growth. However, there are occasions when there can be significant officer achievements that further the business potential of the Company or create vital successes to the Company. Therefore, there are times when a discretionary variable pay award may be made to an officer. This type of payment is done after presenting the achievement to the Compensation Committee. If deemed important to the success of the Company’s business, the Compensation Committee can approve such an ad hoc variable payment. Stock options are a non-cash component of the variable pay compensation and are discussed below.

Stock Options - The Board, based on recommendations of the Compensation Committee where appropriate, makes the following determinations:

●	it selects officers and other persons who are entitled to participate in the Stock Option Plan;
●	it determines the number of options granted to such individuals;
●	it determines the date on which each option is granted and the corresponding exercise price; and
●	it determines the vesting schedule for the stock options granted.

The Board makes these determinations subject to the provisions of the existing Stock Option Plan. For more information refer to the section entitled “B) Option-Based Awards”.

(vi)	Each element of the compensation program has been designed to meet one or more objectives of the overall executive compensation plan. The fixed base salary of each officer, combined with the variable pay compensation and stock options, has been designed to provide the total compensation package which the Board believes is reasonably competitive with that provided by other companies in the peer group and others of comparable size engaged in similar business in appropriate regions. In addition, the variable pay compensation has been designed to align the interests of executives with those of the Company’s Shareholders and to evaluate financial performance on basis of relevant technical or financial milestones. Option grants are designed to align executives’ and Shareholders’ interests and to provide longer term compensation incentives.

Review and Approval

The Compensation Committee of the Board is responsible for making recommendations for approval by the Board with respect to remuneration of executives of the Company including the CEO of the Company and senior officers of the Company. All executive compensation components are reviewed by the Compensation Committee as needed and its recommendations are subject to approval of the Board, as appropriate.

B)	Option-Based Awards

The Company’s stock option plan has been and will be used to provide share purchase options which are granted in consideration of the level of responsibility of the executive as well as his or her impact or contribution to the longer-term operating performance of the Company. In determining the number of options to be granted to the executive officers, the Compensation Committee and the Board take into account the number of options, if any, previously granted to each executive officer, and the exercise price of any outstanding options. With these guidelines, the Board ensures that such new grants are in accordance with the policies of the TSXV, and closely align the interests of the executive officers with the interests of Shareholders.

The exercise of options by an Optionee, who is an officer, employee or director of the Company, will generally create an immediate tax liability to the Optionee as follows:

●	If the said Optionee resides in Canada, he or she will be deemed, whether or not the shares were sold, to have received an employment income equal to the value of the option exercised and will be required to pay the Company, in addition to the cost of exercise, an amount equal to the tax liability of the deemed employment income, in order for the Company to remit withholding taxes to Canada Revenue Agency following the exercise. Subsequent capital gains or losses will be calculated based on the market price on the day of exercise, but capital losses cannot offset the deemed employment income.

●	If the said Optionee resides in the U.S., he or she will be required, for the tax year of the exercise, to pay income tax on the value of the option exercised, equal to the amount of short-term or long-term Capital Gain tax rates when the shares are sold, or if applicable, according to Alternative Minimum Tax rates. Depending on the circumstances, the Company may be required to collect from the said Optionee, a withholding tax in order for the Company to remit to the IRS following the exercise.

Optionees can exercise their options at any time at their discretion, and, except for times when the officers, directors and employees are prohibited from trading under the corporate governance policies of the Company (when the “Trading Window” is closed), are also free to sell their shares acquired through exercising their options at any time at their discretion, subject to notification to Management. Options exercised while the Trading Window is closed can only be sold after the Trading Window reopens. The Company has entered into an agreement with Solium Capital Inc. to provide a broker assisted exercise program for Optionees under the Company’s Stock Option Plan.

C)	Summary Compensation Table

The following table (presented in accordance with National Instrument Form 51-102F6 - Statement of Executive Compensation (“Form 51-102F6”) sets forth all annual and long term compensation for services in all capacities to the Company for the three most recently completed financial years of the Company (to the extent required by Form 51-102F6) earned by each Named Executive Officers (“NEO”). Form 51-102F6 defines “NEO” or “named executive officer” to mean each of the following individuals: (a) a CEO; (b) a CFO; (c) each of the three most highly compensated executive officers of the company, including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than CA$150,000 for that financial year; and (d) each individual who would be an NEO but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity, at the end of that financial year.

				Option-Based Awards (1) (2)		Non-Equity Incentive Plan Compensation (US$) (2)		Pension Value (US$)	All Other Compensation (US$) (2)	Total Compensation (US$) (2)
NEO Name and Principal Position	Year	Salary (US$)	Share-Based Awards (1) (US$)	No. of Options	(US$)	Annual Incentive Plans	Long-term Incentive Plans
Richard Zoccolillo (10) SVP Strategic Marketing	2019 2018	250,000 72,917	N/A N/A	500,000 1,750,000	142,424 477,796	Nil Nil	Nil Nil	Nil Nil	Nil Nil	392,424 550,713
Suresh Venkatesan (5) Chief Executive Officer	2019 2018 2017	440,000 440,000 440,000	N/A N/A N/A	4,500,000 3,900,000 3,000,000	1,281,816 1,845,448 596,813	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	1,721,816 2,285,488 1,036,813
Kevin Barnes (9) Corporate Controller and Treasurer	2019 2018 2017	124,357 117,669 146,509	N/A N/A N/A	500,000 150,000 250,000	142,424 54,925 49,734	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	266,781 196,243 154,494
Rajan Rajgopal (7) President of DenseLight	2019 2018 2017	219,917 220,000 220,000	N/A N/A N/A	Nil 250,000 1,000,000	Nil 91,541 214,967	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	219,917 311,541 434,967
Thomas R. Mika (6) Chief Financial Officer	2019 2018 2017	300,000 283,333 250,000	N/A N/A N/A	1,000,000 950,000 1,500,000	284,848 347,856 320,430	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	584,848 631,189 570,430
David Lazovsky (8) Executive Chairman	2019 2018 2017	166,667 200,000 183,333	N/A N/A N/A	900,000 950,000 3,000,000	256,363 347,856 760,847	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	423,030 547,856 944,180
Vivek Rajgarhia(3) President and General Manager	2019	60,833	N/A	3,200,000	815,529	Nil	Nil	Nil	Nil	876,362
Yong (James) Lee(4) Vice President and General Manager of Poet Technologies Pte. Ltd.	2019	33,777	N/A	1,000,000	250,932	Nil	Nil	Nil	Nil	284,709

NOTES:

(1)	The Company used the Black-Scholes model as the methodology to calculate the grant date fair value. The fair value will be recorded as an operating expense as the stock options vest from the date of grant.
(2)	The exchange rate used in these calculations to convert CAD to USD is based on the exchange rate applicable on the date of grant.
(3)	Mr. Rajgarhia was appointed as President and General Manager on November 4, 2019.
(4)	Mr. Lee was appointed as Vice President and General Manager of POET Technologies Pte. Ltd on September 2, 2019.
(5)	Dr. Suresh Venkatesan was appointed as Executive Chairman of the Board on November 6, 2019. He has been Chief Executive Officer since June 11, 2015.
(6)	Mr. Thomas R. Mika was appointed Chief Financial Officer since November 2, 2016.
(7)	Mr. Rajan Rajgopal was appointed President of DenseLight Semiconductor Pte. Ltd. on January 23, 2017. He was no longer an executive of the Company when DenseLight was sold on November 8, 2019.
(8)	Mr. Lazovsky was appointed Executive Chairman of the Board on February 1, 2017. He resigned as Executive Chairman of the Board on November 6, 2019, but has remained a Director.
(9)	Mr. Barnes has been Corporate Controller and Treasurer since November 2, 2016.
(10)	Mr. Zoccolillo was appointed as SVP Strategic Marketing on September 24, 2018.

D)	Incentive Plan Awards

(i)	Incentive Plan Awards

The following table sets forth information concerning all awards outstanding under the Stock Option Plan of the Company at the end of the most recently completed financial year, including awards granted before the most recently completed financial year, to each of the NEO:

	Option-Based Awards				Share-Based Awards
NEO Name	No. of Shares Underlying Unexercised Options (#)	Option Exercise Price ($/share)	Option Expiration Date	Value of Unexercised In-The Money Options (1) (US$)	Number of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Share-Based Awards That Have Not Vested (US$)
David Lazovsky	25,000	CA$1.54	12-Jun-2020	-	N/A	N/A
	250,000	CA$1.99	08-Apr-2020	-	N/A	N/A
	150,000	CA$0.86	07-Jul-2026	-	N/A	N/A
	3,000,000	CA$0.39	01-Feb-2027	-	N/A	N/A
	950,000	CA$0.52	28-Mar-2028	-	N/A	N/A
	900,000	CA$0.38	29-May-2029	-	N/A	N/A
Richard Zoccolillo	1,750,000	CA$0.39	24-Sep-2028	-	N/A	N/A
	500,000	CA$0.38	29-May-2029	-	N/A	N/A
Kevin Barnes	25,000	CA$0.23	16-Feb-2022	2,788	N/A	N/A
	25,000	CA$0.51	28-Sep-2021	-	N/A	N/A
	50,000	CA$0.76	28-Feb-2021	-	N/A	N/A
	50,000	CA$1.54	12-Jun-2020	-	N/A	N/A
	25,000	CA$1.08	13-Aug-2020	-	N/A	N/A
	100,000	CA$0.86	07-Jul-2026	-	N/A	N/A
	250,000	CA$0.28	31-Jul-2027	18,269	N/A	N/A
	150,000	CA$0.52	28-Mar-2028	-	N/A	N/A
	500,000	CA$0.38	29-May-2029	-	N/A	N/A
Thomas Mika	1,000,000	CA$0.62	02-Nov-2026	-	N/A	N/A
	500,000	CA$0.385	16-Jan-2027	-	N/A	N/A
	1,000,000	CA$0.28	13-Jul-2027	73,077	N/A	N/A
	950,000	CA$0.52	28-Mar-2028	-	N/A	N/A
	1,000,000	CA$0.38	29-May-2029	-	N/A	N/A
Dr. Suresh Venkatesan	6,357,000	CA$1.40	15-Jun-2020	-	N/A	N/A
	300,000	CA$0.86	07-Jul-2026	-	N/A	N/A
	3,000,000	CA$0.28	13-Jul-2027	219,231	N/A	N/A
	3,900,000	CA$0.52	28-Mar-2028	-	N/A	N/A
	4,500,000	CA$0.38	29-May-2029	-	N/A	N/A
Rajan Rajgopal	343,750	CA$0.36	23-Jan-2027	3,966	N/A	N/A
	281,250	CA$0.28	13-Jul-2027	20,553	N/A	N/A
	93,750	CA$0.52	28-Mar-2028	-	N/A	N/A
Yong (James) Lee	1,000,000	CA$0.33	04-Nov-2029	34,615	N/A	N/A
Vivek Rajgarhia	3,250,000	CA$0.33	04-Nov-2029	112,500	N/A	N/A

NOTE:

(1)	This amount is calculated based on the difference between the market value of the shares underlying the options as of December 31, 2019, being CAD $0.375 (US$0.29), and the exercise or base price of the option. The exchange rate used in these calculations to convert CAD to USD was 0.7682, being the closing exchange rate at December 31, 2019.

(ii)	Outstanding Share-Based Awards and option-Based Awards – Value Vested or Earned During the Year

The value vested or earned during the most recently completed financial year of incentive plan awards granted to Named Executive Officers are as follows:

NEO Name	Option-Based Awards - Value Vested During the Year (1) (US$)	Share-Based Awards - Value Vested During the Year (2) (US$)	Non-Equity Incentive Plan Compensation - Value Earned During the Year (US$)
Richard Zoccolillo	Nil	N/A	N/A
Kevin Barnes	3,606	N/A	N/A
Dr. Suresh Venkatesan	43,269	N/A	N/A
Thomas Mika	15,024	N/A	N/A
Rajan Rajgopal	7,452	N/A	N/A
David Lazovsky	3,606	N/A	N/A

NOTES:

(1)	This amount is the dollar value that would have been realized and is computed by obtaining the difference between the market price of the underlying securities on the vesting date and the exercise or base price of the options under the option-based award. For the NEO to realize this value, they would have had to exercise their options and sell the shares on the day of vesting. The exchange rates used in these calculations to convert CAD to USD were the rates applicable on the vesting dates

(2)	This amount is the dollar value realized computed by multiplying the number of shares or units by the market value of the underlying shares on the vesting date.

(iii) Narrative Discussion

The current stock option plan of the Company is the 2018 Fixed Stock Option Plan (the “2018 Plan”) which was approved by the Disinterested Shareholders of the Company on June 21, 2018 and accepted for filing by the TSXV. Under the 2018 Plan, the Company is required to reserve a number of Shares eligible for granting under the 2018 Plan, which needs to be approved by Shareholders and cannot exceed 20% of the issued and outstanding shares. The 2018 Plan reserved 57,611,360 shares as the maximum number (the “Fixed Number”) of common shares which may be issued pursuant to options granted under the 2018 Plan and previous plans.

The purpose of the 2018 Plan is to allow the Company to grant options to directors, officers, employees and consultants, as additional compensation, and as an opportunity to participate in the success of the Company. The granting of such options is intended to align the interests of such persons with that of the Shareholders. Options are exercisable over periods of up to 10 years as determined by the Board and are required to have an exercise price no less than the closing market price of the Company’s shares prevailing on the last trading day before the option is granted less a discount of up to 25%, the amount of the discount varying with market price in accordance with the policies of the TSXV. Generally, the Company does not grant options at a discount to the market price. Pursuant to the Plan, the Board may from time to time authorize the issue of options to directors, officers, employees and consultants of the Company and its subsidiaries or employees of companies providing management or consulting services to the Company or its subsidiaries. In addition, as a percentage of the issued and outstanding shares at the time of grant, the number of shares which may be reserved for issuance:

(a)	to all Optionees under the Stock Option Plan in aggregate shall not exceed 20%;
(b)	to all Insiders as a group may not exceed 20%; and
(c)	to any one individual may not exceed 2% on a yearly basis if the optionee is engaged in investor relations activities or is a consultant.

By resolution of the directors dated February 25, 2016, it was resolved that, generally, the terms of stock options would be ten years with 25% of the stock options vesting on the first anniversary of the grant of the options and the balance vesting quarterly for three years thereafter. However, the Board can vary the vesting schedule for differing purposes, subject to complying with TSXV Policies.

The 2018 Plan provides that if a change of control, as defined therein, occurs, all shares subject to option shall immediately become vested and may thereupon be exercised in whole or in part by the option holder. The exercise price for options is generally set at the closing price of the common shares of the Company as of the last trading day prior to the date of the grant of the options, in accordance with TSXV Policies.

As at December 31, 2019, the number of outstanding options granted under the Stock Option Plan was 53,260,338. For more information, refer to Note 15 “Stock Options and Contributed Surplus” in the Company’s audited consolidated financial statements for the year ended December 31, 2019. The criteria for determining awards to the NEO is described under the “Stock Options” subsection of “Description and Explanation of Elements of Compensation”. As of June 30, 2020, the number of outstanding options granted under the Stock Option Plan was 53,971,577.

The Company’s Non-Equity Incentive Plan for compensation to the NEOs along with the criteria for determining awards is described under the “Variable Pay Compensation” subsection of “Description and Explanation of Elements of Compensation”.

E)	Pension Plan Benefits

(i) Defined Benefit Plans

The Company does not provide a defined benefit plan to the NEOs or any of its employees.

(ii) Defined Contribution Plans

The Company offers a defined contribution plan that is a 401K plan for the US Subsidiary but does not contribute toward such plan.

(iii) Deferred Compensation Plans

The Company does not have any deferred compensation plans other than that described above.

F)	Termination and Change of Control Benefits

Other than disclosed below in “Written Management Agreements,” the Company has no plans or arrangements in respect of remuneration received or that may be received by the Officers the Company to compensate such Officers, in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Written Management Agreements

The Company and/or its subsidiaries entered into employment contracts with the following current and former officers as follows:

●	Dr. Venkatesan entered into an Executive employment agreement with an effective date of June 10, 2015 wherein (i) he will be paid US$550,000 per year under at-will terms of employment; (ii) he will be eligible for annual and special bonuses as determined by the Board; (iii) he was granted 6,357,000 stock options vesting over 4 years; (iv) he became eligible for a signing bonus of US $450,000 payable on the first anniversary of the effective date; (v) he will receive a severance of twelve months on termination of employment by the Company, other than for cause. Mr. Venkatesan agreed to a permanent reduction of his cash compensation by 20% effective October 2016, reducing his compensation from US$550,000 to US$440,000 per year.

●	Mr. Rajgarhia entered into an Executive employment agreement with an effective date of November 4, 2019 wherein (i) he will be paid US$365,000 per year under at- will terms of employment (ii) he will be eligible for annual and special bonuses as determined by the Board; (iii) he was granted 3,250,000 stock options vesting over 4 years.

●	Mr. Mika entered into an Executive employment agreement with an effective date of November 2, 2016 wherein (i) he will be paid US$250,000 per year under at-will terms of employment (ii) he will be eligible for annual and special bonuses as determined by the Board of Directors; (iii) he was granted 1,000,000 stock options vesting over 4 years; (iv) he will receive an additional 500,000 stock options vesting over 4 years in Q1 2017; (v) he will be entitled to compensation of three months’ salary on termination of employment by the Company, if termination is other than for cause. Mr. Mika’s compensation was adjusted to US$300,000 on May 1, 2018.

●	On July 1, 2016, Mr. Lazovsky entered into a consulting agreement with the Company to provide strategic, technological, integration and other general consulting services. For his services, Mr. Lazovsky was paid US$150,000 for the term from July 1, 2016 to December 31, 2016. Mr. Lazovsky entered into an Executive Agreement to provide services as the Executive Chairman of the Board with an effective date of February 1, 2017 wherein Mr. Lazovsky (i) would be paid US$200,000 per year under at-will terms of employment; (ii) would be eligible for annual and special bonuses as determined by the Board; (iii) was granted 3,000,000 stock options vesting over 4 years; and (iv) would be entitled to compensation of six months’ salary on termination of employment by the Company, if termination is other than for cause. Mr. Lazovsky resigned as Executive Chairman of the Board on November 6, 2019.

●	Mr. Barnes had an arrangement with the Company to provide consulting services starting January 1, 2013 for a period of one year with an automatic one-year renewal. His consulting agreement was converted to an employment agreement and is paid CA$190,000 annually.

●	Effective December 30, 2016, Mr. Rajan Rajgopal entered into an employment agreement with DenseLight to provide services as the President and General Manager of DenseLight. As per the agreement, Mr. Rajgopal (i) would be paid US$220,000 per year; (ii) would be eligible for annual and special bonuses as determined by the Board; (iii) was granted 500,000 stock options vesting over 4 years; (iv) would be granted an additional 500,000 stock options no later than June 30, 2017; and (v) would be entitled to compensation of one month’s salary on termination of employment by the Company, if termination is other than for cause. With the sale of DenseLight on November 8, 2019, Mr. Rajgopal ceased to be an employee of the Company.

●	Effective September 2, 2019, Mr. Lee entered into an employment agreement with POET Technologies Pte. Ltd. to provide services as the Vice President and General Manager of POET Technologies Pte. Ltd. As per the agreement, Mr. Lee will (i) be paid be paid US$240,000 per year (ii) be eligible for annual and special bonuses as determined by the Board; (iii) be granted 1,000,000 stock options vesting over 4 years; (iv) be entitled to compensation of one month salary on termination of employment by the Company, if termination is other than for cause

●	Effective September 10, 2018, Mr. Zoccolillo entered into an employment agreement to provide services as the Senior Vice President Strategic Marketing and Product Management. As per the agreement, Mr. Zoccolillo will (i) be paid be paid US$250,000 per year (ii) be eligible for annual and special bonuses as determined by the Board; and (iii) be granted 1,750,000 stock options vesting over 4 years. Mr. Zoccolillo transitioned to part-time employment status as of April 4, 2020.

G)	Compensation of Directors

(i) Director Compensation Table

The following table sets forth all amounts of compensation provided to the directors, who are not also a Named Executive Officer, for the Company’s most recently completed financial year:

Director Name (1)	Fees or Salary (2) (US$)	Share-Based Awards (US$)	Option-Based Awards (2)(3)		Non-Equity Incentive Plan Compensation (US$)	Pension Value (US$)	All Other Compensation (US$)	Total (US$)
			No. of Options	Value (US$)
Jean-Louis Malinge	30,000	N/A	360,534	102,697	N/A	N/A	N/A	132,697
Peter Charbonneau	40,000	N/A	400,593	114,108	N/A	N/A	N/A	154,108
Don Listwin	32,500	N/A	383,356	106,424	N/A	N/A	N/A	138,924
Chris Tsiofas	47,500	N/A	440,653	125,519	N/A	N/A	N/A	173,019
Mohandas Warrior	30,000	N/A	360,534	102,697	N/A	N/A	N/A	132,697

NOTES:

(1)	Relevant disclosure has been provided in the Summary Compensation Table above, for directors who are also Named Executive Officers.
(2)	The exchange rate used in these calculations to convert CAD to USD is based on the exchange rate applicable on the date of grant.
(3)	The Company used the Black-Scholes model as the methodology to calculate the grant date fair value. The fair value will be recorded as an operating expense as the stock options vest from the date of grant.

(ii) Narrative Discussion

Non-executive directors are paid $120,000 annually, consisting of a cash retainer of $30,000, plus stock options equal to $90,000 (based on a Black-Scholes valuation). No additional fees are paid for attending Board or committee meetings. An additional $10,000 in cash and $10,000 in value of options are granted to each standing committee chair. The options vest quarterly over the one-year term of service as directors.

The directors participate in the Company’s Stock Option Plan for the granting of incentive stock options to the officers, employees and directors, which Plan is described under the subsection “Narrative Discussion” of “Incentive Plan Awards”. The purpose of granting such options is to assist the Company in compensating, attracting, retaining and motivating the directors of the Company and to closely align the personal interests of such persons to that of the Shareholders.

(iii) Incentive Plan Awards - Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth information as at December 31, 2019, the end of the most recently completed financial year, concerning all awards outstanding under incentive plans of the Company, including awards granted before the most recently completed financial year, to each of the directors who are not Named Executive Officers:

	Option-Based Awards				Share-Based Awards
Director Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options (1)(2) (US$)	Number of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Share-Based Awards That Have Not Vested (US$)
Chris Tsiofas	300,000	CA$1.54	12-June-2020	-	N/A	N/A
	150,000	CA$0.86	07-Jul-2026	-	N/A	N/A
	687,500	CA$0.28	13-Jul-2027	50,240	N/A	N/A
	487,666	CA$0.33	21-Jun-2028	16,881	N/A	N/A
	440,653	CA$0.38	29-May-2029	-	N/A	N/A
Peter Charbonneau	154,730	CA$0.52	28-Mar-2028	-	N/A	N/A
	399,000	CA$0.33	21-Jun-2028	13,812	N/A	N/A
	400,593	CA$0.38	29-May-2029	-	N/A	N/A
Jean-Louis Malinge	525,000	CA$0.30	05-Sep-2027	30,288	N/A	N/A
	399,000	CA$0.33	21-Jun-2028	13,812	N/A	N/A
	360,534	CA$0.38	29-May-2029	-	N/A	N/A
Mohandas Warrior	250,000	CA$1.54	12-Jun-2020	-	N/A	N/A
	150,000	CA$0.86	07-Jul-2026	-	N/A	N/A
	562,500	CA$0.28	13-Jul-2027	41,106	N/A	N/A
	399,000	CA$0.33	21-Jun-2028	13,812	N/A	N/A
	360,534	CA$0.38	29-May-2029	-	N/A	N/A
Don Listwin	468,750	CA$0.22	22-Jan-2028	55,889	N/A	N/A
	399,000	CA$0.33	21-Jun-2028	13,812	N/A	N/A
	360,534	CA$0.38	29-May-2029	-	N/A	N/A
	22,822	CA$0.33	04-Nov-2029	790	N/A	N/A

NOTES:

(1)	This amount is calculated based on the difference between the market value of the shares underlying the options as of December 31, 2019, being CAD $0.375 (US$0.29), and the exercise or base price of the option.
(2)	The exchange rate used in these calculations to convert CAD to USD was 0.7682, being the closing price at December 31, 2019.

(iv) Incentive Plan Awards - Value Vested or Earned During the Year

The value vested or earned during the most recently completed financial year of incentive plan awards granted to directors who are not Named Executive Officers are as follows:

Director Name	Option-Based Awards - Value Vested During the Year (1) (US$)	Share-Based Awards - Value Vested During the Year (US$)	Non-Equity Incentive Plan Compensation - Value Earned During the Year (US$)
Jean-Louis Malinge	6,138	N/A	N/A
Chris Tsiofas	7,503	N/A	N/A
Don Listwin	12,449	N/A	N/A
Peter Charbonneau	6,138	N/A	N/A
Mohandas Warrior	6,138	N/A	N/A

NOTES:

(1)	This amount is the dollar value that would have been realized computed by obtaining the difference between the market price of the underlying securities on the vesting date and the exercise or base price of the options under the option-based award. For the directors to have realized this value, they would have had to exercise their options and sell the shares on the day of vesting. None of these options were exercised.

(2)	The exchange rate used in these calculations to convert CAD to USD was the exchange rate applicable on the vesting date.

H)	Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the Company’s compensation plans under which equity securities are authorized for issuance as at December 31, 2019, being the end of the most recently completed financial year.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options (US$)	Number of securities remaining available for future issuance under equity compensation
Equity compensation plans approved by securityholders -
2018 Stock Option Plan	53,260,338	$0.43	4,351,022

MANAGEMENT CONTRACTS

No management functions of the Company or its subsidiaries are performed to any substantial degree by a person other than the directors or executive officers of the Company or its subsidiaries.

CORPORATE GOVERNANCE DISCLOSURE

A summary of the responsibilities and activities and the membership of each of the Committees is set out below.

National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) establishes corporate governance guidelines which apply to all public companies. The Company has reviewed its own corporate governance practices in light of these guidelines. In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted. NI 58-101 mandates disclosure of corporate governance practices which disclosure is set out below.

Independence of Members of Board

The Company’s Board consists of seven directors, six of whom are independent based upon the tests for independence set forth in National Instrument 52-110 – Audit Committees (“NI 52-110”). Peter Charbonneau, Don Listwin, Mohandas Warrior, Jean-Louis Malinge, David Lazovsky and Chris Tsiofas are the independent directors. Dr. Suresh Venkatesan is not independent as he is the Chief Executive Officer of the Company and Executive Chairman of the Board.

Lead Director

Upon the appointment of the CEO as Executive Chairman, and in accordance with its corporate governance guidelines, the Board also appointed Peter Charbonneau, an independent director, as its Lead Director. The Lead Director is accountable to the Board with the primary role of providing leadership to the Board in promoting the independent functioning of the Board in accordance with applicable regulations and corporate governance policies.

Management Supervision by Board

During 2019, independent supervision of Management was accomplished through its independent Board members, notwithstanding that the Executive Chairman of the Board was not independent. The Board considered that Management was effectively supervised by the independent directors as the independent directors were actively and regularly involved in reviewing and supervising the operations of the Company and had regular and full access to Management. The CEO and CFO reported on the operations of the Company separately to the independent directors of the Board at such other times throughout the year as was considered necessary or advisable by the independent directors. The independent directors were encouraged to meet at any time they consider necessary without any members of Management including the non-independent directors being present, and generally did so several times per year by adjourning Board meetings and asking all persons who were not independent directors to leave the room. The Company’s auditors, legal counsel and employees may have been invited to attend. Further supervision was performed through the Audit Committee, currently composed of all independent directors, who meet with the Company’s auditors without Management being in attendance, generally on a quarterly basis and at least once a year. Additional supervision was performed through the Compensation Committee and the Corporate Governance and Nominating Committee (the “CGNC”), both of which were composed of a majority of independent directors. The CGNC has determined that the current constitution of the Board of seven directors is appropriate for the Company’s current stage of development. The Board currently has a majority of independent directors.

Participation of Directors in Other Reporting Issuers

No director of the Company, nor any proposed nominee for election as a director, hold directorships in other reporting issuers, except for (i) Don Listwin who is a director of Calix Inc. (NYSE: CALX) and, (ii) Jean-Louis Malinge who is a director of EGIDE Group (EURONEXT: GID).

Orientation and Continuing Education

While the Company does not have formal orientation and training programs, new Board members are provided with:

1.	information respecting the functioning of the Board, committees and copies of the Company’s corporate governance policies;
2.	access to recent, publicly filed documents of the Company, technical reports and the Company’s internal financial information;
3.	access to Management and technical experts and consultants; and
4.	advice to consult on the Internet the TSXV Policy relating to Corporate Governance and applicable regulations and policies and also the applicable securities laws, rules and regulations.

Board members are encouraged to communicate with Management, auditors and technical consultants; to keep themselves current with industry trends and developments and changes in legislation with Management’s assistance; and to attend related industry seminars and visit the Company’s operations. Board members have full access to the Company’s records.

Ethical Business Conduct

The Board views good corporate governance as an integral component to the success of the Company and to meet responsibilities to Shareholders. The Board has adopted a Code of Conduct (the “Code”) which was updated on February 25, 2016 and is reviewed annually by the CGN Committee. The Board has instructed its Management and employees to abide by the provisions of the Code. A copy of the code is posted on the Company’s website www.poet-technologies.com.

The directors of the Corporation are responsible for monitoring compliance with this Code, for regularly assessing its adequacy, for interpreting this Code in any particular situation and for approving any changes to this Code from time to time.

Investor Relations Disclosure Policy

The Board has established a Company Disclosure Policy related to disclosure and external communications, which applies to all officers, directors and employees of the Company. The purpose of the Policy is to ensure compliance with legal and regulatory requirements, when preparing public disclosure documents, answering investor inquiries and/or attending conferences or meetings with its analysts and institutional Shareholders. This policy covers disclosures in documents filed with the securities regulators and written statements made in the Company’s annual and quarterly reports, news releases, letters to Shareholders, presentations (both of a business or technical nature), marketing materials, advertisements, and information contained on the Company’s website and other electronic communications. It also extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences, and conference calls.

Trading by Insiders

Insiders of the Company are expected to comply with all applicable Regulatory Laws, Rules and Regulations with respect to buying and selling shares of the Company. In addition, the Company has well-defined criteria for when the Trading Window for officers and directors opens and closes as per the Company’s Securities Trading Policy posted on its website www.poet-technologies.com, the purpose of which is to ensure that Insiders do not trade shares of the Company at inappropriate times. Insiders are expected to abstain from trading the shares of the Company when the Trading Window is closed.

Nomination of Directors

The Board established CGNC currently composed of Peter Charbonneau (Chairman of the CGNC), Jean-Louis Melinge and Don Listwin. The CGNC has the responsibility for identifying potential Board candidates. The CGNC assesses potential Board candidates to fill perceived needs on the Board for required skills, expertise, independence and other factors. Members of the Board and representatives of the semiconductor and photonics industries are consulted for possible candidates. The Board has adopted a written charter that sets forth the responsibilities of the CGNC. In addition to its Board identification responsibilities, the CGNC is mandated to take a leadership role in shaping corporate governance by overseeing and assessing the functioning of the Board and the committees of the Board and developing, implementing and assessing effective corporate governance processes and practices. The charter is posted on the Company’s website www.poet-technologies.com.

Compensation of Directors and the CEO

On December 14, 2007, the Company established the Compensation Committee to be responsible for reviewing all overall compensation strategy, objectives and policies; annually reviewing and assessing the performance of the executive officers; recommending to the Board the compensation of the executive officers; reviewing executive appointments; and recommending the adequacy and form of directors’ compensation. The Compensation Committee also reviews and recommends incentive stock option awards under the Company’s Stock Option Plan. The current members of the Compensation Committee are Don Listwin (Chairman of the Compensation Committee), Chris Tsiofas and Dave Lazovsky.

The Compensation Committee discusses and makes recommendations to the Board for approval or disapproval of all compensation issues that pertain to the Company. The compensation programs of the Company are designed to reward performance and to be competitive with the compensation agreements of other comparable semiconductor companies. The Compensation Committee is responsible for evaluating the compensation of the senior Management and assuring that they are compensated effectively in a manner consistent with the Company’s business, stage of development, financial condition and prospects, and the competitive environment. Specifically, the Compensation Committee is responsible for: (i) reviewing the compensation practices and policies of the Company to ensure that they are competitive and that they provide appropriate motivation for corporate performance and increased Shareholder value; (ii) overseeing the administration of the Company’s compensation programs, and reviewing and approving the employees who receive compensation and the nature of the compensation provided under such programs, and ensuring that all Management compensation programs are linked to meaningful and measurable performance targets; (iii) making recommendations to the Board regarding the adoption, amendment or termination of compensation programs and the approval of the adoption, amendment and termination of compensation programs of the Company, including for greater certainty, ensuring that if any equity-based compensation plan is subject to Shareholder approval, and that such approval is sought; (iv) periodically surveying the executive compensation practices of other comparable companies; (v) establishing and ensuring the satisfaction of performance goals for performance-based compensation; (vi) annually reviewing and approving the annual base salary and bonus targets for the senior executives of the Company, other than the CEO; (vii) reviewing and approving annual corporate goals and objectives for the CEO and evaluating the CEO’s performance against such goals and objectives; (viii) annually reviewing and approving, based on the Compensation Committee’s evaluation of the CEO, the CEO’s annual base salary, the CEO’s bonus, and any stock option grants and other awards to the CEO under the Company’s compensation programs (in determining the CEO’s compensation, the Compensation Committee will consider the Company’s performance and relative shareholder return, the compensation of CEOs at other companies, and the CEO’s compensation in past years); and (ix) review any report on executive compensation required to be prepared under applicable corporate and securities legislation and regulation including the disclosure concerning members of the Compensation Committee and settling the reports required to be made by the Compensation Committee in any document required to be filed with a regulatory authority and/or distributed to Shareholders.

In 2016, the Compensation Committee contracted with Compensia Inc. to perform an executive compensation review (the “Review”) of certain senior positions within the then-current executive management team. Base salaries and annual and long-term incentives were benchmarked against a group of public companies in the communications equipment, semiconductor, and electronic component industries. The data provided was one of the elements considered by the Compensation Committee, with adjustments made for the differences in stage of development, revenues, profitability and other characteristics that distinguished the Company from the benchmarks.

Board Committees

In addition to its responsibility for nominating directors, the CGNC also has the responsibility for monitoring corporate governance compliance and setting corporate governance policy.

The Company also has a Disclosure Committee that meet as needed, to review the Company’s material news disclosure prior to dissemination. The Disclosure Committee is a management committee with Suresh Venkatesan being the only Board member. Peter Charbonneau, while not a member of the Disclosure Committee provides oversight. On February 25, 2016, the Directors, on the advice of the CGNC resolved that the CGNC be authorized as it may determine, on a case by case basis, to add a supplemental member to the Disclosure Committee as a subject matter expert, depending on the nature of the disclosure, to ensure the appropriateness of the disclosure.

As the directors are actively involved in the operations of the Company, the Board has determined that additional committees, other than the Audit Committee, the CGNC and the Compensation Committee, are not necessary at this stage of the Company’s development.

Assessments

The Board annually, at such times as it deemed appropriate, reviewed the performance and effectiveness of the Board, the directors and its committees to determine whether changes in size, personnel or responsibilities are warranted. To assist in its review, the Board conducted informal surveys of its directors, received reports from the CGNC on its assessment of the functioning of the Board and reports from each committee respecting its own effectiveness.

Audit Committee

A) The Audit Committee’s Charter

A revised and restated Audit Committee Charter was put in place on December 9, 2019, a copy of which can be found in Appendix “A”.

B) Composition of the Audit Committee

The following are the current members of the Committee:

Name	Independent/ Not independent (1)	Financially literate (1)
Chris Tsiofas	Independent	Yes
Mohandas Warrior	Independent	Yes
Peter Dominic Charbonneau	Independent	Yes

NOTE:

(1) As defined by NI 52-110.

C) Relevant Education and Experience

The education and experience of each Audit Committee member that is relevant to the performance of his responsibilities are as follows:

Chris Tsiofas, CA, CPA, earned a Bachelor’s of Commerce Degree from the University of Toronto and is a member of the Chartered Professional Accountants of Canada and the Canadian Tax Foundation. He has been on the Board of Directors since August of 2012. He is the president of MTN Chartered Professional Accountant Professional Corporation, a public accountancy firm.

Mr. Mohan Warrior has been an Angel Investor for early stage technology companies since Jan 2017 and serves as an Adviser to many of them. Mr. Warrior was president and chief executive officer of Alfalight Inc. (“Alfalight”) from February 2004 to Sep 2016. Alfalight is a GaAs based high power diode laser manufacturing company with headquarters in Madison, Wisconsin. Alfalight serves military, telecom and industrial customers. Mr. Warrior established Alfalight as a leading provider of high-powered laser diode solutions in both commercial and defense segments. Alfalight was sold to Gooch and Housego in 2016. Prior to joining Alfalight, Mr. Warrior’s career included 15 years at Motorola Semiconductors (now Freescale) where he led the test and assembly operations, a group of 3500 employees, in the US, Scotland and Korea. Mr Warrior earned his Bachelor’s degree in Chemical Engineering from Indian Institute of Technology, Delhi, a Master’s degree in Chemical Engineering from Syracuse University, New York and an MBA from the Kellogg School of Management at Northwestern University.

Peter Dominic Charbonneau holds a Bachelor of Science from the University of Ottawa and a Master of Business Administration from the University of Western Ontario. He is also a member and elected Fellow of the Institute of Chartered Professional Accountants of Ontario and has received the ICD.D designation from Institute of Corporate Directors of Canada. Mr. Charbonneau was a general partner at Skypoint Capital Corporation for almost 15 years, where he was jointly responsible for the placement of $100 million of capital in early-stage telecommunications and data communication companies.

All members have an understanding of the accounting principles used by the Company to prepare its financial statements and have an understanding of its internal controls and procedures for financial reporting.

D) Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

E) Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on any exemption in NI 52-110.

F) Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as described above in paragraph 7 (e) of the Audit Committee Charter.

G) External Auditors Service Fees (By Category)

The aggregate fees billed by the Company’s external auditors for each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees (1)	Audit Related Fees	Tax Fees(2)	All Other Fees
December 31, 2019	$175,000	Nil	$17,200	Nil
December 31, 2018	$189,500	Nil	$11,700	Nil

NOTE:

(1)	Audit fees consist of services that would normally be provided in connection with statutory and regulatory filings or engagements, including services that generally only the independent accountant can reasonably provide.
(2)	Tax fees relate to tax compliance, planning and advice.

OTHER MATTERS

Management of the Company is not aware of any other matter to come before the Meeting other than as set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

DATED this 21st day of July 2020.

APPROVED BY THE BOARD OF DIRECTORS

(signed) “Thomas R. Mika”, Secretary

APPENDIX “A”

AUDIT COMMITTEE CHARTER

OF POET TECHNOLOGIES INC.

(Restated and Adopted December 9, 2019)

This charter (the “Charter”) sets forth the purpose, composition, responsibilities, duties, powers and authority of the Audit Committee (the “Committee”) of the directors (the “Board”) of Poet Technologies Inc. (the “Corporation”).

1.	PURPOSE

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

●	financial reporting and disclosure requirements;

●	ensuring that an effective risk management and financial control framework has been implemented by management of the Corporation; and

●	external and internal audit processes.

2.	COMPOSITION AND MEMBERSHIP

(a) The members (collectively “Members” and individually a “Member”) of the Committee shall be appointed by the Board to serve one-year terms and shall be permitted to serve an unlimited number of consecutive terms. The Board may remove a Member at any time and may fill any vacancy occurring on the Committee. A Member may resign at any time and a Member will cease to be a Member upon ceasing to be a director of the Corporation.

(b) The Committee will consist of at least three Members. Every Member must be a director of the Corporation who is independent and financially literate to the extent required by (and subject to the exemptions and other provisions set out in) applicable laws, rules, regulations and stock exchange requirements (collectively “Applicable Laws”). In this Charter, the terms “independent” and “financially literate” have the meanings ascribed to such terms in Applicable Laws and include the meanings given to similar terms in Applicable Laws to the extent such similar terms are used in this Charter and are applicable under Applicable Laws.

(c) The chairman of the Committee (the “Chairman”) will be appointed by the Board and confirmed by the Committee or appointed by the Committee from time to time and must have such accounting or related financial management expertise as the Board or Committee may determine in their business judgment is necessary. The secretary of the Corporation (the “Secretary”) will be the secretary of all meetings and will maintain minutes of all meetings, deliberations and proceedings of the Committee. In the absence of the Secretary at any meeting, the Committee will appoint another person who may, but need not, be a Member to be the secretary of that meeting.

3.	MEETINGS

(a) Meetings of the Committee will be held at such times and places as the Chairman may determine, but in any event not less than four (4) times per year. Any Member or the auditor of the Corporation may call a meeting of the Committee at any time upon not less than forty-eight (48) hours advance notice being given to each Member orally, by telephone, by facsimile or by email, unless all Members are present and waive notice, or if those absent waive notice before or after a meeting. Members may attend all meetings either in person or by conference call.

(b) At the request of the external auditors of the Corporation, and taking into consideration the advance notice requirements in paragraph (a), the Chief Executive Officer or the Chief Financial Officer of the Corporation or any Member will convene a meeting of the Committee. Any such request will set out in reasonable detail the business proposed to be conducted at the meeting so requested.

(c) The Chairman, if present, will act as the Chairman of meetings of the Committee. If the Chairman is not present at a meeting of the Committee, then the Members present may select one of their number to act as chairman of the meeting.

(d) A majority of Members will constitute a quorum for a meeting of the Committee. Each Member will have one vote and decisions of the Committee will be made by an affirmative vote of the majority of Members present at the meeting at which the vote is taken. The Chairman will not have a deciding or casting vote in the case of an equality of votes. Powers of the Committee may also be exercised by written resolution signed by all Members.

(e) The Committee may invite from time to time such persons as the Committee considers appropriate to attend its meetings and to take part in the discussion and consideration of the affairs of the Committee, except to the extent the exclusion of certain persons is required pursuant to this Charter or by Applicable Laws. The Committee will meet in camera without management at each meeting of the Committee.

(f) In advance of every regular meeting of the Committee, the Chairman, with the assistance of the Secretary, will prepare and distribute to the Members and others as deemed appropriate by the Chairman, an agenda of matters to be addressed at the meeting together with appropriate briefing materials. The Committee may require officers and employees of the Corporation to produce such information and reports as the Committee may deem appropriate in order to fulfill its duties.

4.	DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Committee as they relate to the following matters, to the extent considered appropriate or desirable or required by Applicable Laws, are to:

4.1	Financial Reporting and Disclosure

(a) oversee compliance related to financial reporting and filing requirements; review and recommend to the Board for approval, the audited annual financial statements and unaudited quarterly financial reviews of the Corporation, including the auditors’ report thereon, the management’s discussion and analysis of the Corporation prepared in connection with the annual and quarterly financial statements, any public release of financial reports or financial information of the Corporation, including guidance related to future financial performance of the Corporation, through press release or otherwise, consistent with the disclosure policies of the Corporation.

(b) review, approve and recommend to the Board for approval of the quarterly financial statements of the Corporation including the management’s discussion and analysis prepared in connection with the quarterly financial statements, with such documents to indicate whether such information has been reviewed by the Board or the Committee;

(c) review and recommend to the Board for approval, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, material change disclosures that are predominantly of a financial nature and similar disclosure documents;

(d) review with management of the Corporation and with the external auditors of the Corporation significant accounting principles and disclosure issues and alternative treatments under International Financial Reporting Standards (“IFRS”) all with a view to gaining reasonable assurance that financial statements are accurate, complete and present fairly the Corporation’s financial position and the results of its operations in accordance with IFRS;

(e) annually review the Corporation’s corporate disclosure policy and recommend any proposed changes to the Board for consideration; and

(f) report from the audit committee nominee to the disclosure committee summarizing material issues raised at meetings of the Disclosure Committee of the Corporation established pursuant to the Corporation’s corporate disclosure policy, since the last meeting of the Committee.

4.2	Internal Controls and Audit

(a) review and assess the overall adequacy and effectiveness of the Corporation’s system of internal control and management information systems through discussions with management and the external auditor of the Corporation to ensure that the Corporation maintains: (i) the necessary books, records and accounts in sufficient detail to accurately and fairly reflect the Corporation’s transactions; (ii) effective internal control systems; and (iii) adequate processes for assessing the risk of material misstatement of the financial statements of the Corporation and for detecting control weaknesses or fraud. From time to time the Committee will assess whether a formal internal audit department is necessary or desirable having regard to the size and stage of development of the Corporation at any particular time;

(b) satisfy itself that management has established adequate procedures for the review of the Corporation’s disclosure of financial information extracted or derived directly from the Corporation’s financial statements;

(c) periodically assess the overall adequacy of such systems and procedures to ensure compliance with regulatory requirements and recommendations;

(d) review and discuss the major financial risk exposures of the Corporation and the steps taken to monitor, control and mitigate where possible such exposures, including the use of any financial derivatives and hedging activities;

(e) review and assess, and within the Committee’s discretion and in consultation with the Company’s management, make recommendations to the Board regarding the adequacy of the Corporation’s risk management policies and procedures with regard to identification of the Corporation’s principal risks and implementation of appropriate systems to manage such risks, including an assessment of the adequacy of insurance coverage maintained by the Corporation; and

(f) review and assess annually, and in the Committee’s discretion and in consultation with the Company’s management, make recommendations to the Board regarding, the investment policy of the Corporation.

4.3	External Audit

(a) recommend to the Board a firm of external auditors to be engaged by the Corporation;

(b) ensure the external auditors report directly to the Committee on a regular basis;

(c) review the independence of the external auditors, including a written report from the external auditors with respect to their independence and consideration of applicable auditor independence standards;

(d) review and approve the compensation of the external auditors, and the scope and timing of the audit and other related services rendered by the external auditors;

(e) review the audit plan of the external auditors prior to the commencement of the audit;

(f) establish and maintain a direct line of communication with the Corporation’s external and, if applicable, internal auditors;

(g) at the Committee’s discretion, meet in camera with only the auditors (if present), with only management (if present), and with only the Members at Committee meetings;

(h) review the performance of the external auditors who are accountable to the Committee and the Board as representatives of the shareholders, including the lead partner of the independent auditors team;

(i) oversee the work of the external auditors appointed by the shareholders of the Corporation with respect to preparing and issuing an audit report or performing other audit, review or attest services for the Corporation, including the resolution of issues between management of the Corporation and the external auditors regarding financial disclosure;

(j) review the results of the external audit and the report thereon including, without limitation, a discussion with the external auditors as to the quality of accounting principles used and any alternative treatments of financial information that have been discussed with management of the Corporation and the ramifications of their use, as well as any other material changes. Review all material formal written communications between management and the auditors such as management letters and schedule of unadjusted differences;

(k) discuss with the external auditors their perception of the Corporation’s financial and accounting personnel, records and systems, the cooperation which the external auditors received during their course of their review and availability of records, data and other requested information and any recommendations with respect thereto;

(l) review the reasons for any proposed change in the external auditors which is not initiated by the Committee or Board and any other significant issues related to the change, including the response of the incumbent auditors, and enquire as to the qualifications of the proposed auditors before making its recommendations to the Board; and

(m) review annually a report from the external auditors in respect of their internal quality- control procedures, any material issues raised by the most recent internal quality-control review, or peer review of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues.

4.4	Associated Responsibilities

(a) Monitor, periodically review and ensure functionality of the whistleblower policy of the Corporation and associated procedures for:

(i)	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters;

(ii)	the confidential, anonymous submission by directors, officers and employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

(iii)	any violations of any Applicable Laws that relate to corporate reporting and disclosure, or violations of the Code of Business Conduct & Ethics of the Corporation, if applicable; and

(b) review and approve the hiring policies of the Corporation regarding employees and partners, and former employees and partners, of the present and former external auditors of the Corporation.

4.5	Non-Audit Services

(a) pre-approve all non-audit services to be provided to the Corporation or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities. The Committee may delegate to one or more of its Members the authority to pre-approve non-audit services but pre-approval by such Member or Members so delegated shall be presented to the Committee at its first scheduled meeting following such pre-approval.

4.6	Oversight Function

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate or are in accordance with IFRS and applicable rules and regulations. These are the responsibilities of the management and the external auditors of the Corporation. The Committee, the Chairman and any Members identified as having accounting or related financial expertise are directors of the Corporation, appointed to the Committee to provide broad oversight of the financial, risk and control related activities of the Corporation, and are specifically not accountable or responsible for the day to day operation or performance of such activities. Although the designation of a Member as having accounting or related financial expertise for disclosure purposes is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Committee, such designation does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a Member of the Committee and Board in the absence of such designation. Rather, the role of a Member who is identified as having accounting or related financial expertise, like the role of all Members, is to oversee the process, not to certify or guarantee the internal or external audit of the Corporation’s financial information or public disclosure.

5.	REPORTING

The Committee shall provide the Board with a summary of all actions taken at each Committee meeting or by written resolution. The Committee will annually review and approve the Committee’s report for inclusion in the management proxy circular. The Secretary will circulate the minutes of each meeting of the Committee and each written resolution passed by the Committee to the Board. The Committee shall produce and provide the Board with all reports or other information required to be prepared under Applicable Laws.

6.	ACCESS TO INFORMATION AND AUTHORITY

The Committee will be granted unrestricted access to all information regarding the Corporation and all directors, officers and employees will be directed to cooperate as requested by Members. The Committee has the authority to retain, at the Corporation’s expense, independent legal, financial and other advisors, consultants and experts, to assist the Committee in fulfilling its duties and responsibilities. The Committee also has the authority to communicate directly with external and, if applicable, internal auditors of the Corporation.

7.	REVIEW OF CHARTER

The Committee will annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for consideration.

8.	CHAIR

The Chair of the Committee should:

(a) provide leadership to the Committee with respect to its functions as described in this mandate and as otherwise may be appropriate, including overseeing the operation of the Committee;

(b) chair meetings of the Committee, unless not present, including in camera sessions, and report to the Board following each meeting of the Committee on the activities and any recommendations of the Committee;

(c) ensure that the Committee meets at least once per quarter and otherwise as considered appropriate;

(d) in consultation with the Chairman of the Board and the Committee Members, establish dates for holding meetings of the Committee;

(e) set the agenda for each meeting of the Committee, with input from other Committee Members, the Chairman of the Board, the Lead Director, if one, and any other appropriate persons;

(f) ensure that Committee materials are available to any director upon request;

(g) act as liaison and maintain communication with the Chairman of the Board and the Board to optimize and co-ordinate input from directors, and to optimize the effectiveness of the Committee. This includes reporting to the Board on all decisions of the Committee at the first meeting of the Board after each Committee meeting and at such other times and in such manner as the Committee considers advisable; and

(h) report annually to the Board on the role of the Committee and the effectiveness of the Committee in contributing to the effectiveness of the Board.

Approved by the Board: December 9, 2019

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